Filed pursuant to Rule 433

Registration Nos. 333-131901 and 333-132126

United Mexican States

US$1,500,000,000 6.05% Global Notes due 2040

Issuer:	United Mexican States
Transaction:	6.05% Global Notes due 2040
Issue currency:	U.S. dollars
Ratings:	Baa1 / BBB+ / BBB+
Issue size:	US$1,500,000,000
Maturity date:	January 11, 2040
Pricing Date:	January 8, 2008
Settlement Date:	January 11, 2008
Coupon:	6.05%
Interest Payment Dates:	January 11 and July 11, commencing July 11, 2008
Re-offer price:	99.930%
Optional Redemption:	Make-Whole Call at Treasuries + 30 basis points (at any time and from time to time prior to maturity upon giving no less than 30 days’ notice).
Denominations:	U.S. $2,000 and integral multiples thereof
Underwriters Discount:	0.25%
Day Count:	30/360
Listing:	Euro MTF Market Luxembourg
CUSIP/ISIN:	91086QAV0 / US91086QAV05
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.

A preliminary pricing supplement, prospectus supplement and prospectus of Mexico accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012308000169/y46087b2e424b2.htm and http://www.sec.gov/Archives/edgar/data/101368/000095012307012911/y39901b2e424b2.htm.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037 or Deutsche Bank Securities Inc. at 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.